                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ACTIVE VOICE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                            ACTIVE VOICE CORPORATION
                          2901 THIRD AVENUE, SUITE 500
                            SEATTLE, WASHINGTON 98121


                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS


TO THE HOLDERS OF COMMON STOCK
OF ACTIVE VOICE CORPORATION:

     The Annual Meeting of Shareholders of Active Voice Corporation, a Washington corporation (the "Company"), will be held on August 30, 1996, at 2:00 p.m. PDT, at the Seattle Art Museum, 100 University Street, Seattle, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

     1. To elect four directors to serve until the 1997 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

     2.   To consider and approve the Company's 1996 Employee Stock Purchase
          Plan;

     3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending March 31, 1997; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on July 10, 1996, will be entitled to vote at the meeting. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the Company's headquarters, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

                                   By order of the Board of Directors


                                   ROBERT C. GRECO,
                                   Vice President -- Product Development and
                                   Corporate Secretary
Seattle, Washington
July 17, 1996




- --------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT!

             Please mark, sign and date the enclosed proxy card and
                mail it promptly in the enclosed return envelope.
- --------------------------------------------------------------------------------

                                 PROXY STATEMENT


                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Active Voice Corporation, a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders on August 30, 1996, and at any adjournments thereof. This Proxy Statement, a proxy card and the Annual Report of the Company, including financial statements for its fiscal year ended March 31, 1996, are being sent to all shareholders of record as of the close of business on July 10, 1996, for delivery beginning on or about July 17, 1996. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of the Proxy Statement.

     At the close of business on July 10, 1996, there were 4,574,278 shares of Common Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person.

     If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general subject title on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card. For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR each of the four individuals nominated to serve as a director; FOR approval of the Company's 1996 Employee Stock Purchase Plan; and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors. If you hold shares of Common Stock through a brokerage firm or other intermediary, you must provide instructions on voting to your nominee holder.

     The Board of Directors knows of no other matters which are to be presented at the meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on them in their discretion.

     On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum exists at the meeting: (a) the four nominees for director who receive the greatest number of votes cast in the election of directors will be elected; (b) the proposal to approve the Company's 1996 Employee Stock Purchase Plan will be approved if holders of a majority of the shares represented in person or by proxy at the meeting vote in favor of the proposal; and (c) the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

     Shareholders may abstain from voting for one or more of the nominees for director and may abstain from voting on the proposal to approve the Company's 1996 Employee Stock Purchase Plan or the proposal to ratify the appointment of auditors. Abstention from voting for a nominee for director may make it less likely that the nominee will be one of the four nominees for director who receive the greatest number of votes cast. Abstention from voting on the proposal to approve the Company's 1996 Employee Stock Purchase Plan will have the same effect as a vote against the proposal, since holders of a majority of the shares represented at the meeting must vote in favor of the proposal in order for it to be approved. Abstention from voting on the proposal to ratify the appointment of auditors will have no effect, since approval of this proposal is based solely on the number of votes actually cast.

     Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customers' shares in the election of directors, on the proposal to approve the Company's 1996 Employee Stock Purchase Plan, and on the proposal to ratify the appointment of auditors. If a brokerage firm or other intermediary votes its customers' shares on some but not all proposals, the effect of the non-vote will vary depending on the proposal. A non-vote for a nominee for director will make it less likely that the nominee will be one of the four nominees for director who receive the greatest number of votes cast. A non-vote on the proposal to approve the Company's 1996 Employee Stock Purchase Plan will have the same effect as a vote against the proposal, since a majority of the shares represented at the meeting must vote in favor of the proposal in order for it to be approved. A non-vote on the proposal to ratify the appointment of auditors will have no effect, since approval of this proposal is based solely on the number of votes actually cast.

     If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

     The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company has also retained William F. Doring & Co. on behalf of the Board of Directors, to assist in the solicitation of proxies by mail, telephone, telegraph and personal interview. The Company will pay a fee of approximately $5,000 for these services. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.


                               BOARD OF DIRECTORS

     The business of the Company is managed under the direction of a Board of Directors consisting of four directors. The following individuals are currently serving as directors: Tom A. Alberg, Robert C. Greco, Harold H. Kawaguchi and Robert L. Richmond. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the Company's business through regular reports and discussions with the Company's executive officers.

MEETINGS OF THE BOARD

     The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The full Board of Directors met five times during the Company's fiscal year ended March 31, 1996. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he was a member during that fiscal year.

COMPENSATION OF DIRECTORS

     Each director who is not also an employee of the Company receives a fee of $2,500 per fiscal quarter, provided that the director attends at least 75% of the total number of meetings of the Board of Directors and of any Board committees of which he is a member during the fiscal quarter (attendance must be in person for at least 50% of the meetings). Each of Messrs. Alberg and Kawaguchi received a director's fee of $2,500 for each quarter of the fiscal year ended March 31, 1996.

     The Company also has established a Directors Stock Option Plan (the "Director Plan"), under which a grant of a stock option covering 2,500 shares of Common Stock is automatically made to each outside director on the date of each annual meeting of shareholders. The exercise price under each option is the fair market value of the Company's Common Stock on the date of grant. Each option has a 10-year term and vests one year after it is granted. An option generally terminates if the director receiving it does not remain on the Board of Directors for at least 10 months following the date of grant and is further conditioned upon adequate attendance at meetings of the Board of Directors and its committees. During the fiscal year ended March 31, 1996, Messrs. Alberg and Kawaguchi were granted options under the Director Plan, at an exercise price of $28.50 per share, covering 2,500 shares of Common Stock.

COMMITTEES OF THE BOARD

     Committees of the Board consist of an Audit Committee and a Compensation Committee. The Audit Committee, currently composed of Messrs. Alberg and Kawaguchi, reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met once during the fiscal year ended March 31, 1996. The Compensation Committee, also currently composed of Messrs. Alberg and Kawaguchi, reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met once during the fiscal year ended March 31, 1996. The Company does not have a Nominating Committee.

NOMINEES FOR DIRECTOR

     The following individuals, each of whom currently serves as a director of the Company, have been nominated for re-election at the meeting:

     TOM A. ALBERG has been a director of the Company since January 1994. Mr. Alberg has been a principal in the firm of Madrona Investment Group, L.L.C., a merchant banking firm, since January 1996. From April 1991 to October 1995 he was the President and a director of LIN Broadcasting Corporation and from July 1990 to October 1995 he was Executive Vice President of McCaw Cellular Communications, Inc. Both companies were providers of cellular voice and data services. Prior to 1990, Mr. Alberg was a partner of the law firm Perkins Coie, where he also served as Chairman of the firm's Executive Committee. Mr. Alberg is also a director of Visio Corp., Digital Systems International, Teledesic Corporation and Emeritus Corp. Age 56.

     ROBERT C. GRECO, a co-founder of the Company, has been a director and Vice President--Product Development of the Company since its inception in 1983. From 1977 to 1983, Mr. Greco worked as an independent software consultant for such firms as The Boeing Company, Scandinavian Airlines System (Denmark) and General Electric Company. Mr. Greco holds a Bachelor of Arts, Mathematics, from the City University of New York, and a Masters of Science, General Systems Science, from the State University of New York. Mr. Greco was a director of the Washington Software Association from 1992 to 1994. Age 41.

     HAROLD H. KAWAGUCHI has been a director of the Company since 1986. Since 1992, Mr. Kawaguchi has been a director and consultant to Stratos Product Development Group, Inc., a contract developer of products for the computer and other industries. Since 1988, Mr. Kawaguchi has also been a director and principal in Manifesto Corp., a lighting products manufacturer. From 1986 to 1988, he was a partner in Trinus, L.P., a seed capital fund for start-up businesses. From 1965 to 1985, he was employed by Physio-Control, Inc., a defibrillator manufacturer, as Senior Vice President in charge of product design, information systems, corporate communications and human resources. Age 58.

     ROBERT L. RICHMOND, the other co-founder of the Company, has been Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in 1983. From 1971 to 1980, Mr. Richmond was a consultant, and from 1980 to 1983 he was a project manager for Intermetrics Incorporated, a public software company, performing software validation for NASA and The Boeing Company, and creating new products for the airline industry. Mr. Richmond holds a Bachelor of Computer Science and Engineering from the Massachusetts Institute of Technology. Age 45.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERSHIP INFORMATION

     The following table sets forth, as of June 15, 1996, certain information regarding beneficial ownership of the Company's Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus, for the fiscal year ended March 31, 1996, exceeded $100,000, and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.



                                       NUMBER OF SHARES           PERCENT OF
                                       OF COMMON STOCK           COMMON STOCK
NAME AND ADDRESS                      BENEFICIALLY OWNED         OUTSTANDING

Robert L. Richmond (1)(2)                   617,485                  13.4%
Robert C. Greco (1)(3)                      524,806                  11.4%
Douglass S. Anderson(4)                      10,564                      *
Jose S. David (5)                            21,917                      *
Tom A. Alberg (6)                             7,534                      *
Harold H. Kawaguchi (7)                      96,912                   2.1%
All directors and executive               1,279,218                  27.4%
officers as a group (6 persons) (8)
_______________________

* Less than 1%.

(1) The business address of Messrs. Richmond and Greco is c/o Active Voice Corporation, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

(2) Includes 30,981 shares subject to options exercisable within 60 days of June 15, 1996. Also includes 34,900 shares held by two private foundations of which Mr. Richmond serves as a director. Mr. Richmond disclaims beneficial ownership of the shares held by these foundations.

(3) Includes 28,705 shares subject to options exercisable within 60 days of June 15, 1996. Also includes 200,000 shares held by a family limited partnership of which Mr. Greco is the general partner.

(4) Includes 8,000 shares subject to options exercisable within 60 days of June 15, 1996.

(5) Includes 19,167 shares subject to options exercisable within 60 days of June 15, 1996.

(6) Includes 4,034 shares subject to options exercisable within 60 days of June 15, 1996.

(7) Includes 5,000 shares subject to options exercisable within 60 days of June 15, 1996.

(8) Includes 95,887 shares subject to options exercisable within 60 days of June 15, 1996.

EXCHANGE ACT COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended March 31, 1996, all of the Company's officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock, complied with all such reporting requirements, except that Mr. David exercised a previously-reported option on one occasion in a transaction which was reported on Form 5 but not on a timely basis.


                            COMPENSATION AND BENEFITS

EXECUTIVE OFFICER COMPENSATION

     COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal year ended March 31, 1996, and during the two preceding fiscal years, by the Chief Executive Officer and the other executive officers whose total annual salary and bonus for the fiscal year ended March 31, 1996, exceeded $100,000 (the "named executive officers").


                           SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                                ANNUAL COMPENSATION         COMPENSATION
                                                                -------------------         ------------
                                                                                             SECURITIES
                                                                                             UNDERLYING
NAME AND                                       FISCAL                                           STOCK                 ALL OTHER
PRINCIPAL POSITION                              YEAR        SALARY ($)     BONUS (1)($)       OPTIONS(#)         COMPENSATION(2)($)
- ------------------                             ------       ----------     ------------       ----------         ------------------
Robert L. Richmond                              1996         $105,783        $ 58,412           35,000                 $27,156
  Chief Executive Officer and                   1995          110,007         111,334           10,000                  27,115
  Chairman of the Board                         1994          108,181         118,999                0                  23,186
Robert C. Greco                                 1996          108,000          54,000           12,500                  18,581
  Vice President -- Product                     1995          101,907          71,940           10,000                  23,635
  Development and Director                      1994           99,852          68,510                0                  21,482
Douglass S. Anderson                            1996           82,620          93,872           35,000                  18,193
  Vice President -- Sales                       1995           73,241          89,954                0                  20,953
  and Marketing                                 1994           69,333          96,382                0                  20,931
Jose S. David                                   1996           80,000          24,000            4,000                  12,095
  Chief Financial Officer                       1995           75,732          34,000            7,917                  15,259
                                                1994           77,183          31,666            5,000                  12,909

_____________________

(1) Amounts shown in this column for Mr. Anderson include both commission and bonus income.

(2) Amounts shown for fiscal 1996 represent the named executive officers' proportionate share of Company-wide profit sharing distributions for the fiscal year, except for $850 for each named executive officer, which represents matching contributions under the Company's 401(k) Profit-Sharing Plan.

     OPTION GRANTS. The following table shows information concerning stock options granted to the named executive officers during the Company's fiscal year ended March 31, 1996.


                                        OPTION GRANTS IN FISCAL YEAR 1996
                                                INDIVIDUAL GRANTS
                              --------------------------------------------------------
                                                                                            POTENTIAL REALIZABLE
                              NUMBER OF                                                        VALUE AT ASSUMED
                              SECURITIES   PERCENT OF TOTAL                                  ANNUAL RATES OF STOCK
                              UNDERLYING    OPTIONS GRANTED    EXERCISE                     PRICE APPRECIATION FOR
                               OPTIONS       TO EMPLOYEES       PRICE       EXPIRATION          OPTION TERM (1)
NAME                          GRANTED($)    IN FISCAL YEAR  ($ PER SHARE)      DATE            5%            10%
- ----                          ----------    --------------  -------------   ----------      ------------------------
Robert L. Richmond            10,800(2)          3.8            27.25        6/04/00         $ 46,850       $136,189
                               6,700(3)          2.3            24.75        6/04/05          104,286        264,282
                              17,500(4)          6.1            27.50        3/25/06                0         63,436
Robert C. Greco                6,500(5)          2.3            27.25        6/04/00           28,197         81,966
                               6,000(6)          2.1            24.75        6/04/05           93,391        236,671
Douglass S. Anderson          18,000(7)          6.3            27.50        7/02/05          311,303        788,903
                              17,000(8)          5.9            27.50        7/02/05          294,008        745,075
Jose S. David                  4,000(9)          1.4            12.00        3/25/06           30,187         76,500


______________

(1) Based upon the market price on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. These amounts are not intended to forecast possible future appreciation, if any, in the market price of the Company's Common Stock.

(2) Incentive stock option vesting for 3,600 shares on each of December 5, 1995, 1996 and 1997 pursuant to his fiscal 1995 compensation plan.

(3) Nonqualified stock option vesting for 2,200 shares on each of December 5, 1995 and 1996 and 2,300 shares on December 5, 1997 pursuant to his fiscal 1995 compensation plan.

(4) Nonqualified stock option vesting for 5,500 shares on each of March 26, 1997 and 1998 and 6,500 shares on March 26, 1999.

(5) Incentive stock option vesting for 3,000 shares on each of December 5, 1995 and 1996 and 500 shares on December 5, 1997.

(6) Nonqualified stock option vesting for 3,000 shares on each of December 5, 1995 and 1996.

(7) Incentive stock option vesting 3,600 shares on each of July 5, 1996, 1997, 1998, 1999 and 2000.

(8) Nonqualified stock option vesting 3,400 shares on each of July 5, 1996, 1997, 1998, 1999 and 2000.

(9) Nonqualified stock option vesting for 1,000 shares on each of March 26, 1997 and 1998 and 2,000 shares on March 26, 1999.

     OPTION EXERCISES. The following table shows information concerning stock options exercised by the named executive officers during the Company's fiscal year ended March 31, 1996, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the named executive officers at the end of that fiscal year.


   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR-END OPTION VALUES


                                                                     NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                               SHARES                            OPTIONS AT FISCAL YEAR-END(#)          AT FISCAL YEAR-END(2)($)
                             ACQUIRED ON         VALUE           -----------------------------          ------------------------
NAME                         EXERCISE(#)    REALIZED (1)($)      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
- ----                         -----------    ---------------      -----------      -------------      -----------      -------------
Robert L. Richmond                  0                  $0            30,981           29,200            $115,376          $17,500
Robert C. Greco                     0                   0            28,705            6,500              96,558                0
Douglass S. Anderson            2,500              55,438             1,000           35,000               5,800                0
Jose S. David                  11,250             226,813            17,167            6,000              64,900           15,600

_________________

(1) Represents the aggregate fair market value on the respective dates of exercise of the shares of Common Stock received on exercise of the options, less the aggregate exercise price of the options.

(2) Represents the aggregate fair market value on March 31, 1996, of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of the options.


EXECUTIVE CONTRACTS

     Each of Messrs. Richmond, Greco, Anderson and David has executed an agreement containing confidentiality restrictions, as well as certain provisions regarding noncompetition during his term of employment with the Company and for six months following termination. The Company provides each of its executive officers with an annual incentive plan under which they receive a specified salary plus additional cash and stock-based incentives depending on attainment of various performance goals.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administration of compensation programs for the executive officers of the Company. The Committee is composed exclusively of directors who are neither employees or former employees of the Company nor eligible to participate in any of the Company's executive compensation programs.

     Under the Company's executive compensation programs, there are generally three components to an executive's compensation: base salary, an annual incentive payment, and long-term incentives in the form of stock options. The range of base salaries for a particular executive is determined in the first instance by a survey of base salary levels at companies of comparable size in similar industries. Actual base salaries are then targeted to a specific percentile level of the salaries at the comparable companies, with the percentile set based on an assessment of the Company's overall performance, in terms of earnings and revenue growth, and the executive's contribution to that performance. Annual incentive payments are based on individual incentive plans, where payments are tied to specific performance goals. Annual bonus payments under the incentive plans are generally computed as a percentage of the executive's salary, with the actual percentages being a function of the extent to which the goals were achieved. Finally, the Company provides long-term incentives to executives through the grant of stock options. The options generally have an exercise price equal to the estimated fair market value of the Company's stock at the time of grant, with the number of options awarded based on the executive's position as well as the level of the executive's existing stock holdings. Since fair market value stock options can only produce value to executives if the price of the Company's stock increases, these option grants provide a direct link between executive compensation and the Company's performance.

     Mr. Richmond's total potential cash compensation for the fiscal year ended March 31, 1996, was targeted at between the 50th and 75th percentiles of the compensation paid to chief executive officers at the comparison companies. Less than one-half of this total was allocated to his base salary, which placed his salary well below the 25th percentile of the comparison executive positions. The balance was compensation potentially available under his incentive plan, reflecting the Committee's view that executive compensation should emphasize performance to meet stated objectives rather than base salary.

     Under his incentive plan for fiscal year 1996, Mr. Richmond was entitled to a bonus ranging from 50% of base salary, if the Company's annual revenues increased by 20% over the prior year's results, up to 120% of base salary, if the Company's revenues increased by more than 35%. The maximum bonus payment was conditioned on after-tax profits exceeding 9% of revenues (a condition that was satisfied). If after-tax profits had been less than 7% of revenues, no bonus would have been earned. For earnings between 7% and 9% of revenues, the bonus payment would have increased linearly from zero to the maximum bonus amount. In addition, the Company issued to Mr. Richmond nonqualified stock options to purchase 17,500 shares of the Company's Common Stock with an exercise price in excess of the market price of the Company's Common Stock on the date of grant. In fiscal 1996, the Company also issued to Mr. Richmond, under his incentive plan for fiscal 1995, nonqualified stock options to purchase 6,700 shares of the Company's Common Stock with an exercise price equal to the market price of the Company's Common Stock on the date of grant and an incentive stock option to purchase 10,800 shares of the Company's Common Stock with an exercise price in excess of the market price on the date of grant.

     Pursuant to the Omnibus Budget Reconciliation Act of 1993 (the "Act"), the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the Company's five highest paid executives may be limited. The Company believes that compensation accrued with respect to options granted under its stock option plans (other than options with an exercise price less than the fair market value of the Company's Common Stock at the time of grant), will continue to be deductible, and with regard to base salaries and the Company's annual incentive programs, the Company does not expect that, for the foreseeable future, the aggregate level of compensation payable to executive officers will exceed the $1 million limit.

     The Compensation Committee currently consists of Messrs. Alberg and Kawaguchi.

     COMPENSATION COMMITTEE

     Tom A. Alberg
     Harold H. Kawaguchi

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Telecommunications Index for the period beginning on December 14, 1993, the date of the Company's initial public offering, and ended on March 31, 1996.



                      COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG ACTIVE VOICE CORPORATION COMMON STOCK,
                         THE NASDAQ COMPOSITE INDEX AND
                       THE NASDAQ TELECOMMUNICATIONS INDEX







                                     [GRAPH]







                               -------------------------------------------------
                                   12/14/93    3/31/94    3/31/95    3/29/96
- --------------------------------------------------------------------------------
Active Voice Corporation             $100        $147       $185       $87

NASDAQ Composite Index               $100         $98       $108      $145

NASDAQ Telecommunications Index      $100         $88        $90      $121
- --------------------------------------------------------------------------------


     The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 14, 1993, and that all dividends were reinvested. Return information is historical and not necessarily indicative of future performance.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

     Four directors are to be elected at the annual meeting, to serve until the 1997 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Tom A. Alberg, Robert C. Greco, Harold H. Kawaguchi and Robert L. Richmond, all of whom are currently directors of the Company, have been nominated by the Board of Directors for election at the annual meeting. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.


           PROPOSAL 2 - APPROVAL OF 1996 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has authorized adoption of the Company's 1996 Employee Stock Purchase Plan (the "Plan"), subject to shareholder approval.

SUMMARY OF PLAN

     The purpose of the Plan is to provide a method by which eligible Company employees may be awarded additional remuneration for services rendered and to encourage such employees to invest in the capital stock of the Company. The Plan is intended to foster employee loyalty to the Company and increase their personal interest in the Company's business and success. The Plan is also intended to facilitate recruiting persons of exceptional ability to become officers and employees of the Company. A total of 150,000 shares of Common Stock have been reserved by the Company for purchase by eligible employees under the Plan.

     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     To be eligible to participate under the Plan, an employee of the Company or its subsidiaries (including an officer or director who is also an employee) must have been employed for at least 90 days and must customarily work more than 20 hours per week and more than 5 months in any calendar year. However, an employee who owns stock with 5% or more of the total combined voting power or value of all classes of stock of the Company will not be eligible to participate. During any calendar year, the maximum value of the Common Stock that may be purchased by an employee under the Plan is $25,000.

     The Plan will be administered on quarterly "Payment Periods." The purchase price for shares of Common Stock purchased under the Plan will be equal to the lesser of (1) 85% of the market price of the Common Stock on the first business day of the Payment Period or (2) 85% of the market price for the Common Stock on the last business day of the Payment Period.

     Each eligible employee may elect, at the beginning of a Payment Period, to have up to 10% of his or her compensation during the Payment Period withheld and applied toward the purchase of Common Stock at the end of the Payment Period. Payroll deductions may not be increased or decreased during a Payment Period, although an employee may elect to withdraw from the Plan during a Payment Period at any time before the last day of the Payment Period. In the event of a withdrawal from participation in the Plan during a Payment Period, the Participant will not be eligible to participate again until the first Payment Period of the following calendar year.

     The number of shares subject to the Plan and the purchase price of such shares are subject to adjustment upon the occurrence of certain events, including but not limited to a stock dividend, stock split, reverse stock split or other transaction resulting in the subdivision or combination of the Company's Common Stock.

     As a condition of participation in the Plan each participant agrees to promptly give the Company notice of any disposition of shares that occurs within 2 years after the beginning of the Payment Period in which the shares were purchased. As a further condition to participation, each participant agrees to allow the Company to withhold, from any other amounts that may be payable to the participant at or around the time of such disposition, such federal, state, and local income, employment and other taxes as the Company may be required to withhold under applicable law, and to remit such taxes to the Company, in lieu of such withholding, upon the Company's request.

     A participant may resell shares of Common Stock purchased under the Plan at any time, subject to compliance with all applicable federal and state securities and other laws. However, a participant's rights under the Plan are the participant's alone and may not be transferred or assigned to any other person other than by will or the laws of descent and distribution. A participant's rights under the Plan are exercisable during his or her lifetime by the participant alone. A participant's rights under the Plan will terminate if he or she for any reason ceases to be an employee of the Company. However, if a participant's employment ceases during a Payment Period, the participant's right to purchase shares of Common Stock will continue until the end of the Payment Period, unless the participant or his or her personal representative withdraws from the Plan for the Payment Period.

     The Plan will terminate when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the Plan have been purchased. Upon such termination, all payroll deductions not used to purchase shares of Common Stock will be refunded to the participants entitled thereto. The Plan may also be terminated at any time by the Board of Directors, but termination will not affect any purchase rights under the Plan with respect to the Payment Period in progress at the time of termination. The Board of Directors or the Committee also has the right to amend the Plan under certain circumstances.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF PLAN

     The following discussion summarizes the material federal income tax consequences of participation in the Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular employee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign tax consequences.

     The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code. A participant will not recognize any income, gain or loss at the time he or she purchases share of Common Stock under the Plan.

     If a participant disposes of shares of Common Stock purchased under the Plan, the participant will be subject to income tax in the year of disposition if a gain is realized on the disposition (that is, if the shares of Common Stock are then worth more than the participant paid for them). A portion of this gain will be treated as compensation income, which the participant will be required to report on his or her federal income tax return for the year in which the disposition occurs. Under the Code, special rules apply to a disposition of shares of Common Stock purchased under the Plan. For purposes of these rules, a disposition generally includes not only a sale of the shares, but also a gift, an exchange of the shares for other property, and a transfer of the shares at death. However, a disposition does not include a mere pledge of the shares or a transfer of the shares into joint tenancy.

     The tax consequences to a participant of a disposition of shares of Common Stock purchased under the Plan will vary depending on how long the participant has held the shares. If the shares are held until the second anniversary of the first day of the Payment Period during which the shares were purchased (the "two-year holding period"), the compensation income will be determined by subtracting the amount the participant paid for the shares from their fair market value on the first day of the Payment Period during which the shares were purchased, or their fair market value on the date of disposition, whichever is less. If the shares have not been held for the two-year holding period, the compensation income will be determined by subtracting the amount the participant paid for the shares from their fair market value on the last day of the Payment Period during which the shares were purchased, or their fair market value on the date of disposition, whichever is less.

     In addition to the compensation income reportable by a participant, if a disposition is a sale or other taxable transfer, any remaining gain in excess of the amount reported as compensation income will be capital gain (short-term or long-term, depending on how long the participant held the shares).

     If a disposition of shares is a gift, a transfer by bequest or inheritance, or another type of transfer that is not generally taxable, the participant will only be required to report the compensation income described above. An amount equal to that compensation income will generally be added to the purchase price of the shares, and the total will be the transferee's adjusted cost of the shares.

     If a participant disposes of shares of Common Stock purchased under the Plan that have not been held for the two-year holding period, and a gain is realized on the disposition, the Company or the subsidiary of the Company that employs the participant may be required to withhold certain amounts on account of federal income and employment taxes and the Company will generally be entitled to a compensation deduction in the year of disposition for this portion of the gain.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN.


                PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Company's fiscal year ending March 31, 1997. This firm has audited the accounts of the Company since 1988. The firm performed audit services in connection with the examination of the consolidated financial statements of the Company for its fiscal year ended March 31, 1996. In addition, the firm has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC and limited review of financial statements and related information contained in quarterly reports provided to shareholders and the SEC.

     If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.


                  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 1997 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than March 15, 1997. A shareholder must have been a record or beneficial owner of at least one percent of the Company's outstanding Common Stock, or shares of Common Stock having a market value of at least $1,000, for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

     The Company's Bylaws contain minimum notice and other provisions governing nomination of directors by shareholders and certain other matters that a shareholder proposes to bring before the annual meeting. A copy of the pertinent provisions of the Bylaws is available upon request to Robert C. Greco, Corporate Secretary, Active Voice Corporation, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

     IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                             ACTIVE VOICE CORPORATION

July 17, 1996
Seattle, Washington

                                     PROXY

                            ACTIVE VOICE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, having received the Notice of Annual Meeting of Shareholders of Active Voice Corporation (the "Company"), and the related Proxy Statement dated July 17, 1996, hereby appoints Robert L. Richmond and Jose S. David, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on August 31, 1996, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side, or, to the extent not specified, to vote FOR the election as directors of all nominees named on the reverse side and FOR Proposals 2 and 3, and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof. The Board of Directors recommends a vote FOR all of the nominees named below and FOR Proposals 2 and 3.

PROPOSAL 1:  ELECTION OF DIRECTORS

    / /  FOR: Tom A. Alberg, Robert C. Greco, Harold H. Kawaguchi and Robert L.
              Richmond

              (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).
    / /  WITHHOLD authority to vote for all nominees named above

PROPOSAL 2:  APPROVAL OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

            / /  FOR            / /  AGAINST            / /  ABSTAIN

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED. EXCEPT AS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NAMED ABOVE, FOR APPROVAL OF THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN, AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.
                                              __________________________________
                                              Signature
                                              __________________________________
                                              Signature, if held jointly
                                              Dated: _____________________, 1996

                                              Please  sign  name  exactly  as it
                                              appears hereon. If shares are held
                                              by  joint  tenants,  both   should
                                              sign. When signing as an attorney,
                                              executor,  administrator, trustee,
                                              or  guardian,  please  give   full
                                              title as such.

  PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.